UNITED STATES
                        SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                        Dobson Communications Corporation
                                (Name of Issuer)

                              Class A Common Stock
                         (Title of Class of Securities)

                                    256069105

                                 (CUSIP Number)

                                  May 10, 2005
             (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule 13G is filed:
    [ ] Rule 13d-1(b)
    [X] Rule 13d-1(c)
    [ ] Rule 13d-1(d)



----------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                               Page 1 of 19 Pages

CUSIP No. 256069105             13G                  Page 2 of 19 Pages
-------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge International LLC
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    7,105,394 shares of Class A Common Stock

OWNED BY       -----------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -----------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    7,105,394 shares of Class A Common Stock

-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             7,105,394 shares of Class A Common Stock

-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                     [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             approximately 6.20%

-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
             OO - Limited Liability Company
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 256069105                    13G           Page 3 of 19 Pages

-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge Capital Corporation
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    7,105,394 shares of Class A Common Stock

OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ------------------------------------------------------------

PERSON WITH    (8) SHARED DISPOSITIVE POWER
                   7,105,394 shares of Class A Common Stock

-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             7,105,394 shares of Class A Common Stock

-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             approximately 6.20%

-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
             OO - Limited Liability Company
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 256069105               13G                Page 4 of 19 Pages

-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge Capital Management, LLC               20-1901985
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            State of Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ----------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    7,105,394 shares of Class A Common Stock

OWNED BY       ----------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ----------------------------------------------------------

PERSON WITH    (8) SHARED DISPOSITIVE POWER
                   7,105,394 shares of Class A Common Stock

-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             7,105,394 shares of Class A Common Stock

-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             approximately 6.20%

-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
             OO - Limited Liability Company
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 256069105               13G                Page 5 of 19 Pages

-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge Event Driven/Relative Value Fund, L.P.
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            State of Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    7,105,394 shares of Class A Common Stock

OWNED BY       ---------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ------------------------------------------------------------

PERSON WITH    (8) SHARED DISPOSITIVE POWER
                   7,105,394 shares of Class A Common Stock

-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             7,105,394 shares of Class A Common Stock

-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             approximately 6.20%

-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
             PN
-----------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 256069105               13G                Page 6 of 19 Pages

-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge Event Driven/Relative Value Fund, Ltd.
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    7,105,394 shares of Class A Common Stock

OWNED BY       ___________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    7,105,394 shares of Class A Common Stock

-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             7,105,394 shares of Class A Common Stock

-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                        [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             approximately 6.20%

-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
             CO
-----------------------------------------------------------------------


                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 256069105               13G                Page 7 of 19 Pages

-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge Master L.P.
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            State of Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    7,105,394 shares of Class A Common Stock

OWNED BY       ___________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    7,105,394 shares of Class A Common Stock

-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             7,105,394 shares of Class A Common Stock

-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                        [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             approximately 6.20%

-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
             PN
-----------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 256069105                13G               Page 8 of 19 Pages

-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge Capital L.P.
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            State of Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    7,105,394 shares of Class A Common Stock

OWNED BY       ___________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    7,105,394 shares of Class A Common Stock

-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             7,105,394 shares of Class A Common Stock

-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                        [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             approximately 6.20%

-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
             PN
-----------------------------------------------------------------------


                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 256069105                    13G                  Page 9 of 19 Pages

-----------------------------------------------------------------------

     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge GP, Ltd.
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    7,105,394 shares of Class A Common Stock

OWNED BY       ___________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    7,105,394 shares of Class A Common Stock

-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             7,105,394 shares of Class A Common Stock

-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                        [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             approximately 6.20%

-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
             OO - Limited Liability Company
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 256069105                13G              Page 10 of 19 Pages

-----------------------------------------------------------------------

     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge GP, LLC
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    7,105,394 shares of Class A Common Stock

OWNED BY       ___________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    7,105,394 shares of Class A Common Stock

-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             7,105,394 shares of Class A Common Stock

-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                        [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             approximately 6.20%

-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
             OO - Limited Liability Company
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 256069105              13G                Page 11 of 19 Pages

-----------------------------------------------------------------------

     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Glenn Dubin
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    7,105,394 shares of Class A Common Stock

OWNED BY       ___________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    7,105,394 shares of Class A Common Stock

-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             7,105,394 shares of Class A Common Stock

-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                        [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             approximately 6.20%

-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
             IN
-----------------------------------------------------------------------

                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 256069105               13G               Page 12 of 19 Pages

-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Henry Swieca
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    7,105,394 shares of Class A Common Stock

OWNED BY       ___________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    7,105,394 shares of Class A Common Stock

-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             7,105,394 shares of Class A Common Stock

-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                        [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             approximately 6.20%

-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
             IN
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 256069105               13G                 Page 13 of 19 Pages


Item 1.

(a)  Name of Issuer

          Dobson Communications Corporation, an Oklahoma corporation (the "Company").

(b)  Address of Issuer's Principal Executive Offices

          14201 Wireless Way
          Oklahoma City, Oklahoma 73134

Item 2(a).  Name of Person Filing
Item 2(b).  Address of Principal Business Office
Item 2(c).  Citizenship

         Highbridge International LLC
         The Cayman Corporate Centre, 4th Floor
         27 Hospital Road
         Grand Cayman, Cayman Islands, British West Indies
         Citizenship:  Cayman Islands, British West Indies

         Highbridge Capital Corporation
         The Cayman Corporate Centre, 4th Floor
         27 Hospital Road
         Grand Cayman, Cayman Islands, British West Indies
         Citizenship:  Cayman Islands, British West Indies

         Highbridge Capital Management, LLC
         9 West 57th Street, 27th Floor
         New York, New York  10019
         Citizenship:  State of Delaware

         Highbridge Event Driven/Relative Value Fund, L.P.
         c/o Highbridge Capital Management, LLC
         9 West 57th Street, 27th Floor
         New York, New York  10019
         Citizenship:  State of Delaware

         Highbridge Event Driven/Relative Value Fund, Ltd.
         c/o Harmonic Fund Services
         Cayman Financial Centre
         Tower C
         36 Dr. Roy's Drive
         George Town, Grand Cayman
         Cayman Islands, British West Indies
         Citizenship: Cayman Islands, British West Indies

         Highbridge Master L.P.
         c/o Harmonic Fund Services
         Cayman Financial Centre
         Tower C
         36 Dr. Roy's Drive
         George Town, Grand Cayman
         Cayman Islands, British West Indies
         Citizenship: Cayman Islands, British West Indies

CUSIP No. 256069105              13G                Page 14 of 19 Pages

         Highbridge Capital L.P.
         c/o Highbridge Capital Management, LLC
         9 West 57th Street, 27th Floor
         New York, New York 10019
         Citizenship: State of Delaware

         Highbridge GP, Ltd.
         c/o Harmonic Fund Services
         Cayman Financial Centre
         Tower C
         36 Dr. Roy's Drive
         George Town, Grand Cayman
         Cayman Islands, British West Indies
         Citizenship: Cayman Islands, British West Indies

         Highbridge GP, LLC
         c/o Harmonic Fund Services
         Cayman Financial Centre
         Tower C
         36 Dr. Roy's Drive
         George Town, Grand Cayman
         Cayman Islands, British West Indies
         Citizenship: Cayman Islands, British West Indies

         Glenn Dubin
         c/o Highbridge Capital Management, LLC
         9 West 57th Street, 27th Floor
         New York, New York 10019
         Citizenship:  United States

         Henry Swieca
         c/o Highbridge Capital Management, LLC
         9 West 57th Street, 27th Floor
         New York, New York 10019
         Citizenship:  United States

Item 2(d)  Title of Class of Securities

          Class A Common Stock, par value $0.001 per share ("Class A Common Stock")

Item 2(e)  CUSIP Number

          256069105

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or
 (c), check whether the person filing is a:

(a)  [ ] Broker or dealer registered under Section 15 of the Act (15 U.S.C.
         78o).

(b)  [ ] Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c).

(c) [ ] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

(d) [ ] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

CUSIP No. 256069105                 13G                Page 15 of 19 Pages


(e)  [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

(f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

(g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

(h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)  [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]

Item 4.   Ownership

          Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

          (a) Amount beneficially owned:

                   As of the date hereof, each Reporting Person may be deemed the beneficial owner of 7,105,394 shares of Class A Common Stock.

                   Highbridge International LLC is a subsidiary of Highbridge Master L.P. Highbridge Capital Corporation and Highbridge Capital L.P. are limited partners of Highbridge Master L.P. Highbridge Capital Management, LLC is the trading manager of Highbridge Capital Corporation, Highbridge Capital L.P., Highbridge Master L.P. and Highbridge Event Driven/Relative Value Fund, Ltd. Highbridge Capital Management, LLC is the General Partner of Highbridge Event Driven/Relative Value Fund, L.P. Highbridge GP, Ltd. is the General Partner of Highbridge Master L.P. Highbridge GP, LLC is the General Partner of Highbridge Capital L.P. Glenn Dubin is a Co-Chief Executive Officer of Highbridge Capital Management, LLC. Henry Swieca is a Co-Chief Executive Officer of Highbridge Capital Management, LLC. The foregoing should not be construed in and of itself as an admission by any Reporting Person as to beneficial ownership of shares of Class A Common Stock owned by another Reporting Person. In addition, each of Highbridge Capital Corporation, Highbridge Capital L.P. and Highbridge GP, LLC disclaims beneficial ownership of shares of Class A Common Stock owned by Highbridge International LLC, Highbridge Event Driven/Relative Value Fund, Ltd. and Highbridge Event Driven/Relative Value Fund, L.P.

          (b) Percent of class:

                   Approximately 6.20% as of the date hereof. (Based on the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2005, there were 114,585,646 shares of Class A Common Stock outstanding as of May 6, 2005.)

          (c) Number of shares as to which such person has:

CUSIP No. 256069105                13G                  Page 16 of 19 Pages


                   (i) Sole power to vote or to direct the vote

                       0

                  (ii) Shared power to vote or to direct the vote

                       7,105,394 shares of Class A Common Stock.

                 (iii) Sole power to dispose or to direct the disposition of

                       0

                  (iv) Shared power to dispose or to direct the disposition
                       of

                       7,105,394 shares of Class A Common Stock.

Item 5.  Ownership of Five Percent or Less of a Class

          Not applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

          Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person

          Not applicable.

Item 8.  Identification and Classification of Members of the Group

        See Exhibit I.


Item 9.  Notice of Dissolution of Group

          Not applicable.

Item 10. Certification

          By signing below each of the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Exhibits:

Exhibit I: Joint Filing Agreement, dated as of May 18, 2005, by and among Highbridge International LLC, Highbridge Capital Corporation, Highbridge Capital Management, LLC, Highbridge Event Driven/Relative Value Fund, L.P., Highbridge Event Driven/Relative Value Fund, Ltd., Highbridge Master L.P., Highbridge Capital L.P., Highbridge GP, Ltd., Highbridge GP, LLC, Glenn Dubin and Henry Swieca.

CUSIP No. 256069105                 13G                  Page 17 of 19 Pages


SIGNATURES

        After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information with respect to it set forth in this statement is true, complete, and correct.

Dated: May 18, 2005

HIGHBRIDGE INTERNATIONAL LLC             HIGHBRIDGE CAPITAL CORPORATION


By: /s/ Howard Feitelberg                By: /s/ Howard Feitelberg
   -------------------------------          -----------------------------------
Name: Howard Feitelberg                  Name: Howard Feitelberg
Title: Director                          Title: Controller


HIGHBRIDGE CAPITAL MANAGEMENT, LLC       HIGHBRIDGE EVENT DRIVEN/RELATIVE VALUE
                                         FUND, L.P.

                                          By: Highbridge Capital Management, LLC
                                              its General Partner

By: /s/ Carolyn Rubin                    By: /s/ Carolyn Rubin
   -------------------------------          -----------------------------------
Name: Carolyn Rubin                      Name: Carolyn Rubin
Title: Deputy General Counsel            Title: Deputy General Counsel


HIGHBRIDGE EVENT DRIVEN/RELATIVE VALUE   HIGHBRIDGE MASTER L.P.
FUND, LTD.

By: Highbridge Capital Management, LLC   By: Highbridge GP, Ltd.
    its Trading Manager                      its General Partner

By: /s/ Carolyn Rubin                    By: /s/ Clive Harris
   -------------------------------          -----------------------------------
Name: Carolyn Rubin                      Name: Clive Harris
Title: Deputy General Counsel            Title: Director


HIGHBRIDGE CAPITAL L.P.                  HIGHBRIDGE GP, LTD.

By: Highbridge GP, LLC
    its General Partner

By: /s/ Clive Harris                     By: /s/ Clive Harris
   -------------------------------          -----------------------------------
Name: Clive Harris                       Name: Clive Harris
Title: Director                          Title: Director

HIGHBRIDGE GP, LLC


By: /s/ Clive Harris                     /s/ Glenn Dubin
   -------------------------------          -----------------------------------
Name: Clive Harris                       GLENN DUBIN
Title: Director


/s/ Henry Swieca
   -------------------------------          -----------------------------------
HENRY SWIECA

CUSIP No. 256069105                 13G                  Page 18 of 19 Pages


                                    EXHIBIT I

                             JOINT FILING AGREEMENT

This will confirm the agreement by and among the undersigned that the Schedule 13G filed with the Securities and Exchange Commission on or about the date hereof with respect to the beneficial ownership by the undersigned of the Class A Common Stock, $0.001 par value, of Dobson Communications Corporation, an Oklahoma corporation, is being filed, and all amendments thereto will be filed, on behalf of each of the persons and entities named below in accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated as of May 18, 2005

HIGHBRIDGE INTERNATIONAL LLC             HIGHBRIDGE CAPITAL CORPORATION


By: /s/ Howard Feitelberg                By: /s/ Howard Feitelberg
   -------------------------------          -----------------------------------
Name: Howard Feitelberg                  Name: Howard Feitelberg
Title: Director                          Title: Controller


HIGHBRIDGE CAPITAL MANAGEMENT, LLC       HIGHBRIDGE EVENT DRIVEN/RELATIVE VALUE
                                         FUND, L.P.

                                          By: Highbridge Capital Management, LLC
                                                             its General Partner

By: /s/ Carolyn Rubin                    By: /s/ Carolyn Rubin
   -------------------------------          -----------------------------------
Name: Carolyn Rubin                      Name: Carolyn Rubin
Title: Deputy General Counsel            Title: Deputy General Counsel


HIGHBRIDGE EVENT DRIVEN/RELATIVE VALUE   HIGHBRIDGE MASTER L.P.
FUND, LTD.

By: Highbridge Capital Management, LLC   By: Highbridge GP, Ltd.
    its Trading Manager                      its General Partner

By: /s/ Carolyn Rubin                    By: /s/ Clive Harris
   -------------------------------          -----------------------------------
Name: Carolyn Rubin                      Name: Clive Harris
Title: Deputy General Counsel            Title: Director


HIGHBRIDGE CAPITAL L.P.                  HIGHBRIDGE GP, LTD.

By: Highbridge GP, LLC
    its General Partner

By: /s/ Clive Harris                     By: /s/ Clive Harris
   -------------------------------          -----------------------------------
Name: Clive Harris                       Name: Clive Harris
Title: Director                          Title: Director

CUSIP No. 256069105                 13G                  Page 19 of 19 Pages


HIGHBRIDGE GP, LLC


By: /s/ Clive Harris                     /s/ Glenn Dubin
   -------------------------------          -----------------------------------
Name: Clive Harris                       GLENN DUBIN
Title: Director


/s/ Henry Swieca
   -------------------------------          -----------------------------------
HENRY SWIECA